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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A
Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Home Diagnostics, Inc.
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(Name of Issuer)

Common Stock
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(Title of Class of Securities)

437080104
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(CUSIP Number)

March 26, 2007
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(Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[  ]           Rule 13d-1(b)

[X]           Rule 13d-1(c)

[_]           Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD control number.

SEC 1745 (3-06)

Page 1 of  6 Pages

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CUSIP No. 437080104
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1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Healthinvest Partners AB
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2 Check the Appropriate Box if a Member of a Group (See Instruction)

(a) [ ]
(b) [X]
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3 SEC Use Only
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4 Citizen or Place of Organization

Sweden
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Number of 5 Sole Voting Power 862,600
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Shares

Beneficially 6 Shared Voting Power 0
--------------------------------------------------------------------------------------------------------
Owned by

Each 7 Sole Dispositive Power 862,600
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Reporting

Person With: 8 Shared Dispositive Power 0
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9 Aggregate Amount Beneficially Owned by Each Reporting Person

862,600
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10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions) [ ]
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11 Percent of Class Represented by Amount in Row (9)

4.9%
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12 Type of Reporting Person (See Instructions)

IA, HC
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Page 2 of  6 Pages

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CUSIP No. 437080104
------------------------------------------------
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1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

HealthInvest Global Long/Short Fund
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2 Check the Appropriate Box if a Member of a Group (See Instruction)

(a) [ ]
(b) [X]
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3 SEC Use Only
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4 Citizen or Place of Organization

Sweden
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Number of 5 Sole Voting Power 0
--------------------------------------------------------------------------------------------------------
Shares

Beneficially 6 Shared Voting Power 862,600
--------------------------------------------------------------------------------------------------------
Owned by

Each 7 Sole Dispositive Power 0
--------------------------------------------------------------------------------------------------------
Reporting

Person With: 8 Shared Dispositive Power 862,600
------------------------------------------------------------------------------------------------------------------------------

9 Aggregate Amount Beneficially Owned by Each Reporting Person

862,600
------------------------------------------------------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions) [ ]
------------------------------------------------------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row (9)

4.9%
------------------------------------------------------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

OO
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Page 3 of  6 Pages

Item 1(a)	Name of Issuer
Home Diagnostics, Inc.

Item 1(b)	Address of Issuers Principal Executive Offices:
2400 NW 55th Court
Fort Lauderdale, Florida 33309

Item 2(a)	Name of Persons Filing:
Healthinvest Partners AB and HealthInvest Global Long/Short Fund

Healthinvest Partners AB is the investment advisor and control person of HealthInvest Global Long/Short Fund, a security holder of the issuer.  HealthInvest Global Long/Short Fund is a specialty fund organized pursuant to the Swedish Mutual Funds Act.

Item 2(b)	Address of Principal Business Office or, if none Residence:
Arsenalsgatan 4
SE-111 47 Stockholm
Sweden

Item 2(c)	Citizenship:
See the response(s) to Item 4 on the attached cover page(s).

Item 2(d)	Title of Class of Securities:
Common Stock

Item 2(e)	CUSIP Number:
437080104

Item 3	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:
Not Applicable

Page 4 of  6 Pages

Item 4 Ownership

(a) Amount Beneficially owned:
See the response(s) to Item 9 on the attached cover page(s).

(b) Percent of Class:
See the response(s) to Item 11 on the attached cover page(s).

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:
See the response(s) to Item 5 on the attached cover page(s).

(ii) Shared power to vote or to direct the vote:
See the response(s) to Item 6 on the attached cover page(s).

(iii) Sole power to dispose or direct the disposition of:
See the response(s) to Item 7 on the attached cover page(s).

(iv) Shared power to dispose or direct the disposition of:
See the response(s) to Item 8 on the attached cover page(s).

Item 5 Ownership of five percent or less of a class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   [X].

Item 6 Ownership of more than five percent on behalf of another person.
Not Applicable

Item 7 Identification and Classification of the Subsidiary which acquired the Security being reported by the Parent Holding Company.
Not Applicable

Item 8 Identification and Classification of Members of the Group.
Not Applicable

Item 9 Notice of Dissolution of Group.
Not Applicable

Item 10 Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect

Page 5 of  6 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE: April 5, 2007
HEALTHINVEST PARTNERS AB

By: /s/ ANDERS HALLBERG

Name: Anders Hallberg
Title: Managing Director and CEO

HEALTHINVEST GLOBAL LONG/SHORT FUND

By: /s/ Anders Hallberg
Title: CEO of Managing Company

Page 6 of  6 Pages